Exhibit 10.14

February 20th, 2014

Mr. Lorence Kim

200 Chambers Street, Apt 9 A

New York, NY 10007

Re:	Employment by Moderna Therapeutics, Inc.

Dear Lorence,

Moderna Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Financial Officer. Your effective date of hire will be on or before April 21st (the “Start Date”), and you will perform services for the Company as a regular, full-time employee.

Your initial base salary for this position will be at the rate of $350,000 per year, payable semi-monthly in accordance with the Company’s normal pay schedule. Your salary will be subject to periodic review and adjustments at the Company’s discretion.

You will be eligible to receive an annual performance bonus. The Company will initially target the bonus at up to 30% of your annual salary rate (pro-rated based on your Start Date). The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Board of Directors of the Company (the “Board”) and the terms of any applicable bonus plan. You must be employed on the date a bonus is paid to earn that bonus. The Company expects to review your job performance on an annual basis and expects to discuss with you the criteria which the Company will use to assess your performance for bonus purposes.

Subject to the commencement of your employment with the Company, the Company will recommend to the Board of Directors of Moderna LLC, the Company’s parent entity, that you be eligible to participate in Moderna LLC’s equity incentive program and be granted a ‘‘profits interest” in Moderna LLC, at such time as the Board determines, in an aggregate amount of 240,000 Non-Voting Incentive Units, pursuant to a plan to be adopted by the Board. The Non-Voting Incentive Units shall vest according to the following schedule: 25% of the Non-Voting Incentive Units will vest on the first anniversary of the Start Date, and the remaining 75% of the Non-Voting Incentive Units will vest in equal calendar quarterly installments over the next three years, provided in each case that you continue to provide continuous services to the Company as of such vesting date. The grant of the Non-Voting Incentive Units will be conditioned upon your execution of Moderna LLC’s form incentive unit grant agreement and a counterpart signature page to Moderna LLC’s Amended and Restated Limited Liability Agreement (the “Operating Agreement”). The terms and conditions with respect to your Non-Voting Incentive Units shall be set forth in the equity incentive plan to be adopted by the Board and the associated incentive unit grant agreement and the Operating Agreement.

The Company will pay reasonable costs associated with your relocation to the Cambridge area. The Company will determine in its reasonable judgment what, if any, of your relocation expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. In the event that, at any time within 12 months from your Start Date, you voluntarily terminate your employment with the Company, or the Company terminates you for cause, as reasonably determined by the Company, you agree to reimburse the Company for any relocation expenses made to you under this provision.

The company will pay directly your transportation from NYC and accommodation cost in Cambridge, until your family relocates to Boston. These cost will be paid until June 2015 at the latest. Moderna will gross-up this taxable income.

In addition to your compensation, you may take advantage of various benefits offered by the Company. Currently the Company provides group medical, dental and vision insurance, short term disability coverage, group life insurance and a 401(k) plan. These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you ever have any questions about Company benefits, you should ask for a copy of the applicable plan document. You will also be eligible for vacation pursuant to the Company’s policies.

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will be Cambridge, Massachusetts; however, it is understood that the Company may change your normal place of work according to the Company’s future needs. As a condition of your employment, you will need to enter into a ‘‘Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement”, a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party in the course of your employment with the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

Please indicate your acceptance of this offer by signing and dating this letter (PDF by email) and returning it by Monday February 24th.

Lorence, we look forward to your joining the Company and are pleased that you will be working with us to build a transformative company for patients.

Very truly yours,

MODERNA THERAPEUTICS, INC.

By:	Stephane Bancel

Title: President and CEO

/s/ Stephane Bancel
February 20th, 2014

Accepted and Agreed:

Lorence Kim

/s/ Lorence Kim
Date 2/24/14